SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Sorrento Therapeutics, Inc.

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6042 Cornerstone Ct. West, Suite B

San Diego, California 92121

NOTICE OF 2015 ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear Stockholder:

On behalf of our Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Sorrento Therapeutics, Inc. (the “Company”) to be held at the offices of Cooley LLP located at 4401 Eastgate Mall, San Diego, California 92121 on June 4, 2015 at 12:00 p.m. local time, for the following purposes:

1.	To elect six (6) directors for a one-year term to expire at the 2016 annual meeting of stockholders.

2.	To ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3.	To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

4.	To consider and vote upon, on an advisory basis, a three-year frequency with which the Company should conduct the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended.

5.	To transact any other business that may properly come before our annual meeting or any adjournment or postponement of the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Our board of directors has fixed April 13, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the meeting.

All stockholders are cordially invited to attend the annual meeting. Whether or not you expect to attend in person, please complete, sign and date the enclosed proxy and return it promptly. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

Voting over the Internet is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet you help us reduce postage, printing and proxy tabulation costs.

By Order of the Board of Directors,

/s/ Henry Ji, Ph.D.

Henry Ji, Ph.D.
President, Chief Executive Officer and Director

San Diego, California

May 4, 2015

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

6042 Cornerstone Ct. West, Suite B

San Diego, California 92121

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2015

The board of directors of Sorrento Therapeutics, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on June 4, 2015 at 12:00 pm., local time, at the offices of Cooley LLP located at 4401 Eastgate Mall, San Diego, California 92121. If you need directions to the location of the annual meeting, please contact us at (858) 210-3700.

You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card if you received paper copies of the proxy materials, or follow the instructions below to submit your proxy over the Internet.

Our board of directors is asking you to vote your shares by completing, signing and returning the accompanying proxy card. If you attend the Annual Meeting in person, you may vote at the Annual Meeting even if you have previously returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder as described in more detail below.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2015 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about May 4, 2015 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on April 13, 2015 are entitled to vote at the annual meeting. On this record date, there were 36,314,517 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

You can choose to receive future proxy materials electronically by visiting http://www.pstvote.com/sorrento2015. Your choice to receive proxy materials electronically will remain in effect until you instruct us otherwise by following the instructions contained in your Notice and visiting http://www.pstvote.com/sorrento2015, sending an electronic mail message to info@philadelphiastocktransfer.com, or calling 1-866-223-0448.

What am I voting on?

There are four proposals scheduled for a vote:

Proposal 1: Election of six (6) Directors:

•	Henri Ji, Ph.D.

•	William S. Marth

•	Kim D. Janda, Ph.D.

•	Douglas Ebersole

•	Jaisim Shah

•	David H. Deming

Proposal 2: Ratification of the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015.

Proposal 3: Advisory decision regarding the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”).

Proposal 4: Advisory decision regarding a three-year frequency with which the Company should conduct the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How many votes do I have?

Each share of our common stock that you own as of April 13, 2015 entitles you to one vote.

How do I vote by proxy?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. For ratification of the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accountant you may vote “For” or “Against” or abstain from voting. With respect to the advisory vote on the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting. With respect to the advisory vote on a three-year frequency with which the Company should consult the stockholder vote to approve the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares will be, as permitted, voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date;

•	you may notify our corporate secretary, George Ng, in writing before the annual meeting that you have revoked your proxy; or

•	you may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.

Can I vote via the Internet or by telephone?

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of April 13, 2015, or approximately 18,157,259 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. For Proposal 1, the six nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. To be approved, Proposal 2 must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Proposal 3: Approval of the Compensation of the Named Executive Officers. To be approved, Proposal 3 must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Proposal 4: Frequency of Stockholder Vote on Executive Compensation. To be approved, Proposal 4 must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting

Voting results will be tabulated and certified by our mailing and tabulating agent, Computershare Limited.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm and on an advisory basis the compensation of the named executive officers and whether our stockholder have approved an advisory vote on a three-year frequency with which the Company should consult the stockholder vote to approve the compensation of our named executive officers. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcomes of such proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors and the advisory vote regarding the compensation of the named executive officers and the advisory vote regarding the frequency of the stockholder vote to approve the compensation of the named executive officers, broker non-votes, if any, will not be counted as votes cast and will have no effect on the results of the votes. However, ratification of the appointment of Mayer Hoffman McCann P.C. is considered routine matters on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of those proposals.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

I share the same address with another shareholder of the Company. Why has our household only received one set of proxy materials?

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our shareholders. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. We have delivered only one set of proxy materials to shareholders who hold their shares through a bank, broker or other holder of record and share a single address, unless we received contrary instructions from any shareholder at that address. However, any such street name holder residing at the same address who wishes to receive a separate copy of the proxy materials may make such a request by contacting the bank, broker or other holder of record.

Who is paying the costs of soliciting these proxies?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokerage firms, banks and other agents for their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:

ELECTION OF DIRECTORS

You are requested to vote for six nominees for director, whose terms expire at this annual meeting and who will be elected for a new one-year term and will serve until their successors are elected and qualified. The nominees are Henry Ji, Ph.D., William S. Marth, Douglas Ebersole, Jaisim Shah, Kim D. Janda, Ph.D., and David H. Deming. All of the nominees are existing directors of Sorrento and each of the nominees has consented to being named as a nominee for director of Sorrento and has agreed to serve if elected

If no contrary indication is made, proxies in the accompanying form are to be voted for the aforementioned directors or in the event that any of the aforementioned directors is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a One-Year Term Expiring at the

2016 Annual Meeting of Stockholders

Name	Age	Present Position with Sorrento Therapeutics, Inc.
Henry Ji, Ph.D.	50	Director, President and Chief Executive Officer
William S. Marth	60	Chairman
Kim D. Janda, Ph.D.	57	Director
Douglas Ebersole	59	Director
Jaisim Shah	54	Director
David H. Deming	62	Director

Henry Ji, Ph.D. co-founded and has served as a director of Sorrento Therapeutics, Inc. since January 2006, served as its Chief Scientific Officer from November 2008 to September 2012, as its Interim Chief Executive Officer from April 2011 to September 2012, and as its Chief Executive Officer and President since September 2012. Dr. Ji also served as our Secretary from September 2009 to June 2011. In 2002, Dr. Ji founded BioVintage, Inc., a research and development company focusing on innovative life science technology and product development, and has served as its President since 2002. From 2001 to 2002, Dr. Ji served as Vice President of CombiMatrix Corporation, a publicly traded biotechnology company that develops proprietary technologies, including products and services in the areas of drug development, genetic analysis, molecular diagnostics and nanotechnology. During his tenure at CombiMatrix, Dr. Ji was responsible for strategic technology alliances with biopharmaceutical companies. From 1999 to 2001, Dr. Ji served as Director of Business Development, and in 2001 as Vice President, of Stratagene Corporation (later acquired by Agilent Technologies, Inc.) where he was responsible for novel technology and product licensing and development. In 1997, Dr. Ji co-founded Stratagene Genomics, Inc., a wholly owned subsidiary of Stratagene Corporation, and served as its President and Chief Executive Officer from its founding until 1999. Dr. Ji is the holder of several issued and pending patents in the life science research field and is the sole inventor of Sorrento Therapeutics Inc.’s intellectual property. Dr. Ji has a Ph.D. in Animal Physiology from the University of Minnesota and a B.S. in Biochemistry from Fudan University.

Dr. Ji has demonstrated significant leadership skills as President and Chief Executive Officer of Stratagene Genomics, Inc. and Vice President of CombiMatrix Corporation and Strategene Corporation and brings more than 18 years of biotechnology and biopharmaceutical experience to his position on our board of directors. Dr. Ji’s extensive knowledge of the industry in which we operate, as well as his unique role in our day-to-day operations as our Chief Executive Officer and President, allows him to bring to our board of directors a broad understanding of the operational and strategic issues we face.

William S. Marth has served as a director of Albany Molecular Research, Inc. since June 2012 and President and Chief Executive Officer since January 1, 2014. Mr. Marth was President and Chief Executive Officer of Teva – Americas through the end of 2012. He previously served as President and Chief Executive Officer of Teva North America from January 2008 to June 2010, as President and Chief Executive Officer of Teva USA from 2005 to 2008 and was previously Executive Vice President and Vice President of Sales and Marketing for Teva USA. Mr. Marth played a significant role in establishing Teva as a leading specialty pharmaceutical company and being ultimately recognized as the worldwide No. 1 producer of generic drugs. In his role, he led the respiratory, neuroscience, oncology and women’s healthcare divisions, as well as Latin America and Canada. He was a member of Teva’s global executive management team and Teva Americas’ board of directors from 2007 until 2013. He brings to this role his global experience in strategic planning, investor relations, research and development, supply chain and regulatory matters. He played a key role in building the organization to a $12 billion business and in the strategy behind the acquisitions of Cephalon for $6.8 billion and Barr Pharmaceuticals for $7.4 billion. Prior to joining Teva USA, he held various positions with the Apothecon division of Bristol-Myers Squibb. Mr. Marth, who earned his B.Sc. in Pharmacy from the University of Illinois in 1977 and his M.B.A. in 1989 from the Keller Graduate School of Management, DeVry University, is a licensed pharmacist and serves on various other boards and committees, including The University of the Sciences in Philadelphia and the Board of Ambassadors for John Hopkins’ Project RESTORE. In addition, Mr. Marth served as the Chairman of the Board of the Generic Pharmaceutical Association (GPhA) in 2008 and 2009 and the American Society for Health-System Pharmacists (ASHP) in 2010.

We believe Mr. Marth’s industry expertise, significant transactional expertise and commercial leadership experience provides valuable insight and perspective to our board of directors and Company.

Kim D. Janda, Ph.D. has served as a director since April 2012. Dr. Janda has served as Ely R. Callaway, Jr. Chaired Professor in the Departments of Chemistry, Immunology and Microbial Science at The Scripps Research Institute since 1996 and as the Director of the Worm Institute of Research and Medicine (WIRM) at The Scripps Research Institute since 2005. Furthermore, Dr. Janda has served as a Skaggs Scholar within the Skaggs Institute of Chemical Biology, also at The Scripps Research Institute, since 1996. Dr. Janda holds a B.S. degree from the University of South Florida in Clinical Chemistry and a doctoral degree from the University of Arizona with Robert B. Bates in natural product total synthesis. A hallmark of his research is that Dr. Janda has been able to uniquely combine principles of medicinal chemistry together with modern molecular biology, immunology and neuropharmacology, allowing the creation of both synthetic/natural molecules and processes with biological, chemical and physical properties. Dr. Janda has published over 425 original publications in refereed journals and founded the biotechnological companies CombiChem, Drug Abuse Sciences and AIPartia. Dr. Janda is associate editor of Bioog & Med. Chem., PloS ONE and serves, or has served, on numerous journals including J. Comb. Chem., Chem. Reviews, J. Med. Chem., The Botulinum Journal, Bioorg. & Med. Chem. Lett., and Bioorg. & Med. Chem. Over a career of almost 25 years, Dr. Janda has provided numerous seminal contributions and is considered one of the first scientists to merge chemical and biological approaches into a cohesive research program. Dr. Janda serves on the Scientific Advisory Boards of Materia, Inc. and Singapore Ministry of Education (MOE), EP1 Physical Sciences.

Dr. Janda has almost 25 years of experience in life sciences and very strong technical expertise relating to the discovery and development of antibody therapeutics, which gives him a unique understanding of the research challenges and opportunities facing our company. As an experienced scientist and inventor on multiple patents in the life sciences industry, Dr. Janda brings critical insights into the operational requirements of a discovery and development company as well as to our overall business and strategies relating to our ongoing development efforts, and serves as the chair of our Scientific Advisory Board.

Douglas Ebersole has served as a director since August 2014. Mr. Ebersole has over 25 years of broad business experience in industry as well as from consulting in a number of advisory roles, including as a former partner in a Silicon Valley law firm. Currently, Mr. Ebersole is an independent consultant and has worked primarily with PDL BioPharma (PDL) since 2005. From 1992 to 2005, Mr. Ebersole served in various senior executive roles at PDL, including Senior Vice President – Corporate Development and Legal. During 2002, Mr. Ebersole served as PDL’s interim Chief Executive Officer. While at PDL, Mr. Ebersole was responsible for all legal affairs, negotiation of major corporate alliances and public equity and debt financings, and was one of the principal architects of PDL’s Queen patent licensing program. He also had overall responsibility for a number of functional areas including legal, business development, human resources, facilities, manufacturing and quality. Prior to PDL, Mr. Ebersole was initially Associate General Counsel and later General Counsel at NeXT Computer from 1989 to 1992 and earned a JD from Stanford University in 1982.

We believe that Mr. Ebersole’s extensive legal, business and operational experience qualifies him to serve on our board of directors.

Jaisim Shah has more than 25 years of global biopharma experience including over 15 years in senior management leading business development, commercial operations, investor relations, marketing and medical affairs. Mr. Shah currently serves as the Chief Executive Officer and board member at Semnur Pharmaceuticals. Prior to Semnur, Mr. Shah was a consultant to several businesses, including Sorrento Therapeutics, and was the Chief Business Officer of Elevation Pharmaceuticals, where Mr. Shah led a successful sale of Elevation to Sunovion in September 2012. Prior to Elevation, Mr. Shah was president of Zelos Therapeutics, where Mr. Shah focused on financing and business development. Prior to Zelos, Mr. Shah was the Senior Vice President and Chief Business Officer at CytRx, a biopharmaceutical company. Previously, Mr. Shah was Chief Business Officer at Facet Biotech and PDL BioPharma where he completed numerous licensing/partnering and strategic transactions with pharmaceutical and biotech companies. Prior to PDL, Mr. Shah was at Bristol-Myers Squibb, most recently as Vice President of Global Marketing where he received the “Presidents Award” for completing one of the most significant collaborations in the company’s history. Previously, Mr. Shah was at F. Hoffman-La Roche in international marketing and was global business leader for corporate alliances with Genentech and Idec. Mr. Shah holds an MA in Economics from the University of Akron and an MBA from Oklahoma University.

We believe that Mr. Shah’s extensive operational, executive and business development experience qualifies him to serve on our board of directors.

David H. Deming has served as a director since April 2015. Mr. Deming has been Managing Partner at TAG Healthcare Advisors since April 2013. From September 2012 to March 2013, Mr. Deming was principal at Deming & Co., LLC, a healthcare consulting company. From June 2010 to August 2012, Mr. Deming was with Dimensional Fund Advisors where he acted as CEO of Dimensional SmartNest LLC, a provider of personal pension plans. From May 1977 to December 2000, Mr. Deming was an investment banker with J.P. Morgan & Co. Incorporated and J.P. Morgan Chase & Co., Inc. from January 2001 to February 2003.

We believe that Mr. Deming’s extensive financial and operational experience in the healthcare industry qualifies him to serve on our board of directors.

Board Independence

Our Board has the responsibility for establishing corporate policies and for our overall performance, although it is not involved in our day-to-day operations. Our Board consults with our counsel to ensure that our Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ rules, as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, us, our senior management and our independent auditors, our Board has determined that all of our directors, other than Dr. Ji and Mr. Shah, are independent.

Board Leadership Structure and Board’s Role in Risk Oversight

We have a separate Chairman of the Board, Mr. Marth, and Chief Executive Officer, Dr. Ji. We believe that having an independent director serve as our Chairman allows our CEO to focus on our business, while allowing the Chairman to fulfill his fundamental Board leadership role, which includes providing advice to and independent oversight of our Board. As Chairman, Mr. Marth serves as the primary liaison between the CEO and the independent directors and provides strategic input and counseling to the CEO. With input from other members of the board of directors, committee chairs and management, he presides over meetings of the board of directors. Mr. Marth has developed an extensive knowledge of our company, its challenges and opportunities and has a productive working relationship with our senior management team.

The board of directors, as a unified body and through committee participation, organizes the execution of its monitoring and oversight roles and does not expect its Chairman to organize those functions. The board of directors has three standing committees – Audit, Compensation and Corporate Governance/Nominating. The membership of each of the board committees is comprised of independent directors, with each of the committees having a separate chairman, each of whom is an independent director. Our non-management members of the board of directors meet in executive session at each board meeting.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of risks the company faces, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The board of directors recognizes that different leadership models may, depending upon individual circumstances, work for other companies and may be appropriate for the Company under different circumstances. The board of directors believes that the Company will be greatly benefited from having a single person setting the tone and direction for the Company and having primary responsibility for managing its operations, while allowing the board of directors to carry out its oversight responsibilities with the full involvement of each independent director. Our CEO communicates frequently with members of the board to discuss strategy and challenges facing the company. Senior management usually attends our regular quarterly board meetings and is available to address any questions or concerns raised by the board of directors on risk management-related and any other matters. Each quarter, the board of directors receives presentations from senior management on matters involving our areas of operations.

Board of Directors Meetings

During the fiscal year 2014, our Board met 14 times, including telephonic meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served.

Information Regarding Board Committees

Our Board has established standing Audit, Compensation and Corporate Governance/Nominating Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. All committees operate under a written charter adopted by our Board, each of which is available on our Internet website at www.sorrentotherapeutics.com under “Corporate Governance.”

Audit Committee. We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee is currently comprised of Messrs. Deming, Marth and Ebersole. Mr. Deming serves as the Chairperson of the Audit Committee. The functions of this Committee include, among others:

•	evaluating our independent registered public accountant’s qualifications, independence and performance;

•	determining the engagement of our independent auditors;

•	approving the retention of our independent auditors to perform any proposed audit and permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement terms as required by law;

•	reviewing our financial statements;

•	reviewing our critical accounting policies and estimates;

•	discussing with our management and our independent auditors the results of the annual audit and the review of our quarterly financial statements; and

•	reviewing and evaluating, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter.

Typically, the Audit Committee meets at least quarterly and with greater frequency if necessary. Our Board has adopted a written charter of the Audit Committee that is available to stockholders on our Internet website at www.sorrentotherapeutics.com under “Corporate Governance.”

Under the applicable rules and regulations of NASDAQ, each member of a company’s audit committee must be considered independent in accordance with NASDAQ and Rule 10A-3(b)(1) under the Exchange Act. Our Board reviews the NASDAQ standards and Exchange Act definitions of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in the NASDAQ rules). Our Board has determined that all members of our Audit Committee also meet the requirements for financial literacy under the NASDAQ listing standards.

Our Board has determined that Mr. Deming is an audit committee financial expert, as defined under applicable SEC rules, and that Messr. Deming, Marth and Ebersole meet the background and financial sophistication requirements under NASDAQ. In making these determinations, the Board made a qualitative assessment of Messrs. Deming, Marth and Ebersole’s level of knowledge and experience based on a number of factors, including his formal education and experience. Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the Audit Committee’s report submitted to the Board for 2014.

The Audit Committee has:

•	reviewed and discussed our audited consolidated financial statements with management and Mayer Hoffman McCann P.C., the independent registered public accounting firm;

•	discussed with Mayer Hoffman McCann P.C. the matters required to be discussed by AU Section 380, Communications with Audit Committees, as may be modified or supplemented; and

•

received from Mayer Hoffman McCann P.C. the written disclosures and the letter regarding their communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with management and with Mayer Hoffman McCann P.C.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Audit Committee

Mr. Mark Durand (former Chairman of Audit Committee)

Mr. William Marth

Mr. Douglas Ebersole

This foregoing audit committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Annual Report on Form 10-K into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

Compensation Committee. Our Compensation Committee is comprised of Messrs. Ebersole, Marth and Deming. Mr. Ebersole serves as the Chairperson of our Compensation Committee. The functions of this committee include, among others:

•	determining the compensation and other terms of employment of our executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	evaluating and recommending the type and amount of compensation to be paid or awarded to our Board members;

•	evaluating and recommending to our Board the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.

Our Board has adopted a written charter of the Compensation Committee that is available to stockholders on our Internet website at www.sorrentotherapeutics.com under “Corporate Governance.” The Compensation Committee meets periodically throughout the year as necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with our Chief Executive Officer and other representatives of senior management as necessary. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain or consult compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, in order to consider appropriate compensation for our Chief Executive Officer. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer. The annual performance reviews of our executive officers are considered by the Compensation Committee when making decisions on setting base salary, targets for and payments under our bonus plan and grants of equity incentive awards. When making decisions on executive officers, the Compensation Committee considers the importance of the position to us, the past salary history of the executive officer and the contributions we expect the executive officer to make to the success of our business.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Corporate Governance/Nominating Committee. Our Corporate Governance/Nominating Committee is comprised of Dr. Janda and Mr. Marth. Mr. Marth serves as the Chairperson of our Corporate Governance/Nominating Committee The Corporate Governance/Nominating Committee has responsibility for assisting the board of directors in, among other things, effecting board organization, membership and function including identifying qualified board nominees; effecting the organization, membership and function of board committees including composition and recommendation of qualified candidates; establishment of and subsequent periodic evaluation of successor planning for the chief executive officer and other executive officers; development and evaluation of criteria for Board membership such as overall qualifications, term limits, age limits and independence; and oversight of compliance with the Corporate Governance Guidelines. The Corporate Governance/Nominating Committee shall identify and evaluate the qualifications of all candidates for nomination for election as directors. Potential nominees are identified by the Board of Directors based on the criteria, skills and qualifications that have been recognized by the Corporate Governance/Nominating Committee. While our nomination and corporate governance policy does not prescribe specific diversity standards, the Corporate Governance/Nominating Committee and its independent members seek to identify nominees that have a variety of perspectives, professional experience, education, differences in viewpoints and skills, and personal qualities that will result in a well-rounded Board of Directors.

The Board has determined that all of the members are “independent” under current NASDAQ rules. The Board adopted a written charter setting forth the authority and responsibilities of the Corporate Governance/Nominating Committee. A copy of the charter is available to stockholders on our Internet website at www.sorrentotherapeutics.com under “Corporate Governance.”

Director Qualifications

There are no specific minimum qualifications that our Board requires to be met by a director nominee recommended for a position on our Board, nor are there any specific qualities or skills that are necessary for one or more members of our Board to possess, other than as are necessary to meet the requirements of the rules and regulations applicable to us. The Board considers a potential director candidate’s experience, areas of expertise and other factors relative to the overall composition of our Board and its committees, including the following characteristics:

•	the highest ethical standards and integrity and a strong personal reputation;

•	a background that provides experience and achievement in business, finance, biotechnology or other activities relevant to our business and activities;

•	a willingness to act on and be accountable for Board and, as applicable, committee decisions;

•	an ability to provide wise, informed and thoughtful counsel to management on a range of issues affecting us and our stockholders;

•	an ability to work effectively and collegially with other individuals;

•	loyalty and commitment to driving our success and increasing long-term value for our stockholders;

•	sufficient time to devote to Board and, as applicable, committee membership and matters; and

•	the independence requirements imposed by the SEC and NASDAQ.

The Board retains the right to modify these qualifications from time to time.

If a stockholder wishes to propose a candidate for consideration as a nominee by the Corporate Governance/Nominating Committee, it should follow the procedures described in this section and in the Company’s Corporate Governance/Nominating Committee Charter. The Corporate Governance/Nominating Committee Charter adopted by the Corporate Governance/Nominating Committee provides that nominees recommended by stockholders are given appropriate consideration and will be evaluated in the same manner as other nominees. Following verification of the stockholder status of persons proposing candidates, the Corporate Governance/Nominating Committee makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board of Directors before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance/Nominating Committee as part of its review. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Corporate Governance/Nominating Committee, a potential candidate nominated by a stockholder is treated like any other potential candidate during the review process by the Corporate Governance/Nominating Committee.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our Board at our annual meeting, we encourage all of our directors to attend.

Communications with our Board of Directors

Stockholders seeking to communicate with our Board should submit their written comments to the attention of our corporate secretary, at Sorrento Therapeutics, Inc., 6042 Cornerstone Ct. West, Suite B, San Diego, California 92121. The corporate secretary will forward such communications to each member of our Board; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Code of Ethics

We have adopted the Sorrento Therapeutics, Inc. Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors. The Code of Business Conduct and Ethics is available to stockholders on our Internet website at www.sorrentotherapeutics.com under “Corporate Governance.” If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our Internet website at www.sorrentotherapeutics.com under “Corporate Governance” and/or in our public filings with the SEC.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the six nominees receiving the highest number of votes will be elected to our Board. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF HENRY JI, PH.D., WILLIAM MARTH, KIM D. JANDA, PH.D., DOUGLAS EBERSOLE, JAISIM SHAH, AND DAVID H. DEMING. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Mayer Hoffman McCann P.C., or Mayer Hoffman, as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Mayer Hoffman has audited the Company’s financial statements since 2009. Representatives of Mayer Hoffman are not expected to be present at the annual meeting.

Stockholder ratification of the selection of Mayer Hoffman as the Company’s independent registered public accountants is not required by Delaware law, the Company’s certificate of incorporation, or the Company’s bylaws. However, the Audit Committee is submitting the selection of Mayer Hoffman to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Mayer Hoffman. Abstentions will be counted toward the tabulation of votes cast on Proposal 2 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 2 has been approved.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to the Company for the years ended December 31, 2013 and 2014 by Mayer Hoffman, the Company’s principal accountant for such periods. All fees described below were pre-approved by the Audit Committee.

	Year Ended December 31,
	2013	2014
Audit Fees(1)	$126,100	$168,765
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$126,100	$168,765

(1)	Audit fees consist of fees billed for professional services by Mayer Hoffman for audit and quarterly review of our financial statements and review of our registration statement on Form S-3, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent auditors, Mayer Hoffman. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual explicit case-by-case basis before the independent auditors are engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. By the adoption of this policy, the Audit Committee has delegated the authority to pre-approve services to the Chairperson of the Audit Committee, subject to certain limitations.

The Audit Committee has determined that the rendering of the services other than audit services by Mayer Hoffman is compatible with maintaining the principal accountant’s independence.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Mayer Hoffman. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF MAYER HOFFMAN MCCANN P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

PROPOSAL 3:

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Executive Compensation and Other Information section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Executive Compensation and Other Information section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The compensation committee and the board of directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that Sorrento Therapeutics, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Sorrento Therapeutics, Inc.’s Proxy Statement for the 2015 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Executive Compensation and Other Information, the Summary Compensation Table and the other related tables and disclosure.”

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to approve the advisory vote regarding the compensation of the named executive officers. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 4:

FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, our stockholders are entitled to vote at the annual meeting regarding whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Exchange Act (and as described in proposal 4 of this proxy statement), should occur every one, two or three years. Under the rules issued by the SEC, stockholders shall also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the stockholder vote on the frequency of the stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of our stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation.

Our board of directors has determined that an advisory stockholder vote on executive compensation every three years, or triennially, is the best approach for us and our stockholders for a number of reasons, including the following:

•

Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the Executive Compensation and Other Information section of this proxy statement, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant awards with multi-year service periods to encourage our named executive officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation program to be evaluated over a similar time-frame and in relation to our long-term performance.

•

A triennial vote will provide us with the time to thoughtfully evaluate and respond to stockholders’ sentiments and implement any necessary changes. We carefully review changes to our executive compensation program to maintain the consistency and credibility of the program and to ensure its continued motivation and retention of our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our management team and compensation committee sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to effectively and thoughtfully implement any decisions related to such changes.

•

We will continue to engage with our stockholders regarding our executive compensation program during the period between stockholder votes. Engagement with our stockholders is a key component of our corporate governance. We seek and are open to input from our stockholders regarding board and governance matters, as well as our executive compensation program. We believe our stockholders’ ability to contact us at any time to express specific views on executive compensation holds us accountable to stockholders and reduces the need for and value of more frequent advisory votes on executive compensation.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the alternative receiving the highest number of votes – every one year, every two years or every three years – will be the frequency that is approved. Abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY THREE YEARS REGARDING THE FREQUENCY OF THE STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS REQUIRED BY SECTION 14A(A)(2) OF THE EXCHANGE ACT. PLEASE NOTE: STOCKHOLDERS ARE NOT VOTING TO APPROVE OR DISAPPROVE OUR BOARD’S RECOMMENDATION REGARDING THIS PROPOSAL 4.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 13, 2015, with respect to the beneficial ownership of shares of our common stock by:

•	each person or group known to us to be the beneficial owner of more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

This table is based upon information supplied by officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Other than as set forth below, we are not aware of any other beneficial owner of more than five percent of our common stock as of April 13, 2015. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 36,314,517shares of common stock outstanding as of April 13, 2015, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before June 12, 2015, which is 60 days after April 13, 2015. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Sorrento Therapeutics, Inc., 6042 Cornerstone Ct. West, Suite B, San Diego, California 92121.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner	Number of Shares		Percentage of Class
Named Executive Officers and Directors:
Dr. Henry Ji, Director, Chief Executive Officer and President	2,343,745	(1)	6.4
Richard G. Vincent, former Chief Financial Officer	141,020	(2)	*
George Uy, EVP and Chief Commercial Officer	205,715	(4)	*
David Miao, Chief Technology Officer	612,140	(5)	1.7
Mike Royal, EVP, Clinical and Regulatory Affairs	38,021	(3)	*
William Marth, Chairman	38,543	(3)	*
Mark Durand, former Director	19,400	(3)	*
Douglas Ebersole, Director	17,233	(3)	*
Dr. Kim Janda, Director	51,867	(6)	*
Jaisim Shah, Director	198,775	(7)	*
All Officers and Directors as a Group (10 Persons)	3,666,459	(8)	9.9

5% Stockholders:
Dr. Patrick Soon-Shiong	9,632,373	(9)	21.8

*	Less than 1%.
(1)

Comprised of (i) 55,583 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 13, 2015, (ii) 250,000 shares were purchased by an investor, Hongye SD Group, LLC, of which Dr. Henry Ji, our Chief Executive Officer and President, is a managing director, and (iii) 2,038,162 shares of common stock held in family trusts, of which Dr. Ji is a co-trustee with his wife Vivian Q. Zhang. Each of Dr. Ji and Vivian Q. Zhang, while acting as co-trustees, have the power to act alone and have those actions binding on both trustees’ and the trusts’ assets, including voting and dispositive power over the shares of common stock held by the family trusts.
(2)	Comprised of shares of common stock issuable pursuant to fully vested stock options.
(3)	Comprised of shares of common stock issuable pursuant to stock options exercisable within 60 days of April 13, 2015
(4)	Includes 31,250 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 13, 2015.
(5)	Includes 12,750 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 13, 2015.
(6)	Comprised of (i) 49,867 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 13, 2015, and (ii) 2,000 fully vested warrants for the purchase of common stock.
(7)	Includes 133,333 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 13, 2015.
(8)	Includes 537,001 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 13, 2015.
(9)	The indicated ownership is based solely on a Schedule 13D filed with the SEC by the reporting person on December 24, 2014. According to the Schedule 13D, the shares reported in the table as beneficially owned by the reporting person includes 7,188,061 shares of common stock and 1,724,138 shares of common stock issuable upon exercise of a warrant (the “Warrant Shares”) held by Cambridge Equities, LP and 720,174 shares of common stock held by Dr. Patrick Soon-Shiong. Dr. Soon-Shiong has beneficial ownership over the shares of common stock and warrants held by Cambridge Equities, LP (“Cambridge Equities”). Calculations of the number of shares beneficially owned by Dr. Soon-Shiong take into account the Warrant Shares because the warrant is currently exercisable. However, calculations of percentage ownership of Dr. Soon-Shiong do not take into account the Warrant Shares because the terms of the warrant prohibit Cambridge Equities from exercising any portion of the warrant to the extent that, after giving effect to the issuance of the requested number of Warrant Shares, Cambridge Equities and its affiliates or group members would beneficially own in excess of 19.9% of the number of shares of common stock outstanding immediately upon giving effect to such issuance.

EXECUTIVE AND DIRECTOR COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth certain information about our executive officers as of April 13, 2015:

Name	Age	Present Position with Sorrento Therapeutics, Inc.
Henry Ji, Ph.D.	49	Director, President and Chief Executive Officer
Douglas Langston	54	Vice President, Finance
George Uy	58	Executive Vice President and Chief Commercial Officer
Mike Royal	61	Executive Vice President, Clinical and Regulatory Affairs
David Miao	51	Chief Technology Officer

Executive Officers

The biography of Henry Ji, Ph.D. can be found under “Proposal 1 – Election of Directors.”

Mr. Douglas Langston, Vice President, Finance

Douglas Langston has served as our Vice President of Finance since joining us in December 2013. He previously served as Senior Vice President & Chief Accounting Officer for Outdoor Channel Holdings, Inc., a publicly traded entertainment and media company from March 2009 to July 2013 and as their Controller from December 2007 to March 2009. From June 2006 to December 2007, Mr. Langston served as Chief Accounting Officer of College Loan Corporation. From August 2005 to June 2006, Mr. Langston held the position of Director of Finance at Capital Title Group, Inc., a publicly traded insurance and real estate escrow service company. Mr. Langston received a B.S. degree in accounting from Arizona State University and is a C.P.A.

Mr. George Uy, Executive Vice President and Chief Commercial Officer

George Uy has been responsible for the planning and launch of several successful drugs over the past 30 years. Mr. Uy joined us in September 2013 upon our acquisition of IgDraSol. Prior to joining IgDraSol in 2012, Mr. Uy was Vice President of Commercial Operations at Spectrum Pharmaceuticals. Mr. Uy helped transition Spectrum from development to commercialization, built the commercial organization and launched two successful oncology drugs. In 2003, Mr. Uy was hired as one of the first employees at Abraxis Bioscience to launch a breast cancer drug, Abraxane®. Abraxane achieved sales exceeding $100 million in its first year. Mr. Uy started his career with Roche as a pharmaceutical sales representative, and later assumed senior executive positions responsible for the successful launch of several pharmaceutical products. Mr. Uy later relocated to Roche Basel in Switzerland as International Product Manager for Roferon-A ® . Mr. Uy established the commercial operations for Roche Shanghai, where he grew China sales significantly and launched several products. He later relocated to the US and was responsible for launching Xeloda ® (capecitabine), an oral chemotherapy drug for breast and colorectal cancer. Mr. Uy received his B.A. in Medical Technology from the Cebu Institute of Medicine.

Dr. Mike Royal, Executive Vice President, Clinical and Regulatory Affairs

Dr. Mike Royal joined Sorrento in March 2014 and is serving as our Executive Vice President, Clinical and Regulatory Affairs. Since 2004, Mike has served in positions from Vice President to Chief Medical Officer for various therapeutic companies, including AcelRx Pharmaceuticals, Alpharma Pharmaceuticals, Cadence Pharmaceuticals, and Solstice Neurosciences. From 2012 to 2014, Dr. Royal was Chief of Clinical Affairs at AcelRx. From 2006 to 2012, Dr. Royal was Vice President of Clinical Development and Medical Affairs for Cadence. From 2004 to 2006, Dr. Royal was Chief Medical Officer for Solstice. Previously, Dr. Royal was Vice President of Global Medical Affairs at Alpharma’s Branded Products Division and Senior Medical Director at Elan Biopharmaceuticals. Dr. Royal also has previous clinical work and research experience at several leading academic institutions, including the University of California San Diego, the University of Oklahoma Medical School, the University of Pittsburgh Medical Center, and the Uniformed Services University of Health Sciences. Dr. Royal earned a J.D. from the University of Maryland Law School, an M.D. from the University of Massachusetts Medical School, an M.B.A. from TRIUM (NYU Stern School, London School of Economics, and HEC) and a B.S. in synthetic organic chemistry from the Massachusetts Institute of Technology.

Dr. David Miao, Chief Technology Officer

Dr. David Miao joined us in December 2013, bringing his experience in both small molecule and antibody drug discovery. As Chief Technical Officer, he heads our efforts for discovery and progression of novel ADCs towards IND candidates while also and advancing our ADC technology platform. Prior to joining Sorrento, he was co-founder, President and Chief Scientific Officer of Concortis Biosystems, an ADC specialty company focused on creating next generation antibody therapeutics using proprietary conjugation technologies. Previously, he was the Director / Head of Chemistry and a member of the Senior R&D Team at Ambrx, where he led their chemistry research effort. Prior to that, Dr. Miao was a Principal Scientist at Enanta, where he was involved in several drug discovery programs, including discovery of an HCV drug candidate that is now in advanced clinical trials. Dr. Miao holds a B.S. in chemistry from Nankai University and a Ph.D. in chemistry from Peking University. He received his post doctorate training at Vanderbilt University Medical Center from 1997-2000. Dr. Miao is co-author of more than 30 peer-reviewed papers and co-inventor of more than 50 patents.

Family Relationships

There are no family relationships between any of our directors, executive officers or directors.

Involvement in Certain Legal Proceedings

During the past ten years, none of our officers, directors, promoters or control persons have been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

Compensation Philosophy

The primary goals of our Board with respect to executive compensation are to attract and retain talented and dedicated executives, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to create incentives resulting in increased stockholder value. To achieve these goals, our Compensation Committee recommends to our Board executive compensation packages, generally comprising a mix of salary, discretionary bonus and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we have implemented and maintain compensation plans that tie a substantial portion of our executives’ overall compensation to achievement of corporate goals.

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2013 and 2014 by our Chief Executive Officer and President, Chief Financial Officer, and the three other highest paid executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the “named executive officers”) for fiscal year 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock/ Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Henry Ji, Ph.D.(3)	2014	425,000	157,500	286,000	26,978	895,478
Chief Executive Officer and President	2013	291,383	—	576,710	28,742	896,835
Richard Vincent(4)	2014	365,240	70,000	143,000	23,881	602,121
Former Chief Financial Officer	2013	296,000	—	571,000	25,557	893,564
George Uy(5)	2014	304,725	36,458	260,800	35,488	637,471
EVP and Chief Commercial Officer	2013	84,792	—	205,560	3,520	293,871
David Miao(6)	2014	250,000	240,000	143,000	27,654	660,654
Chief Technical Officer	2013	8,737	400,000	—	—	408,737
Mike Royal(7)	2014	287,500	50,000	787,900	32,073	1,157,473
EVP, Clinical and Regulatory Affairs	2013	84,792	—	205,560	3,520	293,871

(1)	These amounts represent the aggregate grant date fair value of awards for grants of options to each named executive officer in the relevant fiscal year, computed in accordance with FASB ASC Topic 718. The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 9 to the financial statements included in the Annual Report on Form 10-K. These amounts represent the aggregate grant date fair value of awards for grants of options to each named executive officer in the relevant fiscal year, computed in accordance with FASB ASC Topic 718.
(2)	The amounts in this column consist of health and welfare benefits in 2014 and 2013.
(3)	Mr. Ji served as our Chief Scientific Officer from November 2008 through September 2012, has served as a director since January 2006, and as our Chief Executive Officer since April 2011 and President since September 2012.
(4)	Mr. Vincent was appointed Chief Financial Officer in February 2010 and served us, on a part time basis, from January 2010 through September 2012. Mr. Vincent has served us on a full time basis since September 2012. Mr. Vincent resigned as of January 31, 2015.
(5)	Mr. Uy was appointed Chief Commercial Officer in September 2013.
(6)	Mr. Miao was appointed Chief Technical Officer in December 2013, and received a bonus in connection with the closing of our Agreement and Plan of Merger with Concortis Biosystems Corp.
(7)	Dr. Royal was appointed EVP, Clinical and Regulatory Affairs in May 2014.

We paid no perquisites or other personal benefits to our executive officers during the years ended December 31, 2014 and 2013.

Outstanding Equity Awards at December 31, 2014

The following table presents the outstanding option awards held by each of our named executive officers as of December 31, 2014.

	Option Award
Name	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Earned Options (#) Unexercisable	Option Exercise Price ($) (2)	Option Expiration Date
Henry Ji	02/16/10	(1)	6,000	—	1.75	02/15/20
	02/06/12	(1)	7,500	2,500	4.00	02/06/22
	10/29/13	(3)	29,548	71,542	8.40	10/29/23
	10/7/14	(3)	—	100,000	4.32	10/7/24
Richard Vincent	02/05/10	(4)	4,000	—	1.75	02/05/20
	03/07/11	(4)	20,000	—	3.50	03/07/21
	02/06/12	(4)	51,188	39,812	4.00	02/06/22
	09/30/12	(4)	39,813	51,187	4.00	09/22/22
	10/29/13	(4)	71,667	28,333	8.40	10/29/23
	10/7/14	(4)	—	50,000	4.32	10/7/24
George Uy	10/29/13	(3)	27,875	19,125	8.40	10/29/23
	9/18/14	(3)	—	80,000	4.78	9/18/24
David Miao	3/10/14	(3)	9,000	27,000	13.53	3/10/24
	10/7/14	(3)	—	50,000	4.32	10/7/24
Mike Royal	1/9/14	(3)	—	65,000	8.12	1/9/24
	6/27/14	(5)	15,000	80,000	6.63	6/27/24

(1)	All of the options vest and become exercisable as to 25% of the shares subject to the option on each of the first four anniversaries of the date of grant.
(2)	Represents the fair market value of a share of our common stock, as determined by the Board, on the option’s grant date.
(3)	All of the options vest and become exercisable over a four-year period, with 1/4 of the shares vesting on the first anniversary of the Vesting Commencement Date, and 1/48 of the shares vesting following each one-month period of the participant’s continued employment or service with the Company thereafter.
(4)	Pursuant to our January 2015 severance agreement with Mr. Vincent, 200,021 of these stock options immediately vested and became exercisable until December 2015.
(5)	15,000 options vested and immediately became exercisable on the date of grant.

Compensation Consulting Report

In September 2014, the compensation committee engaged Barney & Barney LLC, a compensation consulting firm, to review and advise on our compensation practices. Barney & Barney prepared a report that surveyed the compensation policies of our peer group, including compensation and benefits of our independent board members and key employees, and comparing the results of the survey with our existing compensation practices. The compensation committee used Barney & Barney’s report as one factor for determining the compensation of our named executive officers during 2014 in order to ensure that the compensation for our named executive officers was set at competitive levels. The compensation committee also relied on the Radford Global Life Sciences Survey dated as of October 2014 and its members’ collective experience and expertise in determining the appropriate levels of compensation.

With respect to compensation determinations made in 2014, our peer group consisted of the following companies, which were determined to be: (i) biotechnology companies with Phase II & III compounds in development, (ii) generally of a similar size to us, and (iii) located in technology hubs or higher cost of living areas (to reflect the recruiting challenges of the Southern California region):

• AcelRx Pharmaceuticals	• Galena
• Ambit Biosciences	• Heron
• Amicus Therapeutics	• Macrogenics
• ArQule	• Mirati Therapeutics
• Arrowhead Research	• Nektar Therapeutics NEOStem
• BIND Therapeutics	• OncoMed Pharmaceuticals
• BioTime	• PharmAthene
• ChemoCentryx	• Rigel
• Clovis Oncology	• Synta Pharmaceuticals Tetraphase Threshold Pharmaceuticals
• CTI BioPharma
• Cytrx
• Discovery Laboratories

The compensation committee pre-approved the peer group to ensure it reflected relevant market capitalization and other factors, including our then-current circumstances.

In setting the latter part of 2014 compensation, the compensation committee reviewed the market data presented in the Barney & Barney report and compared each named executive officer’s base salary, target annual performance bonus and equity compensation value, separately and in the aggregate, to amounts paid to similarly-situated executives at our peer companies. The compensation committee’s determinations with respect to such compensation were intended generally to target base salary, annual performance bonus value, equity compensation value and overall compensation for each named executive officer to be between the median and 75th percentile of the compensation packages offered by our peer companies. The compensation committee believes that targeting compensation within this range helps achieve the compensation objectives described above. However, compensation for each executive may vary from this range depending on other factors the compensation committee considers relevant, such as internal pay equity amongst our named executive officers or levels of authority, responsibility and experience of our named executive officers that exceed the norms for individuals holding comparably-titled positions at other companies.

Elements of Compensation

We evaluate individual executive performance with a goal of setting compensation at levels our Board or any applicable committee thereof believes are comparable with executives in other companies of similar size and stage of development while taking into account our relative performance and our own strategic goals. The compensation received by our named executive officers consists of the following elements:

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within our industry.

Discretionary Annual Bonus. In addition to base salaries, our Board or the applicable committee thereof has the authority to award discretionary annual bonuses to our named executive officers. The annual incentive bonuses are intended to compensate officers for achieving corporate goals and value-creating milestones. 2013 bonuses paid in the first quarter of 2014 totaled $290,000 and 2014 bonuses paid in the first quarter of 2015 totaled $622,625.

Equity-Based Incentives. Salaries and bonuses are intended to compensate our executive officers for short-term performance. We also have adopted an equity incentive program intended to reward longer-term performance and to help align the interests of our named executive officers with those of our stockholders. We believe that long-term performance is achieved through an ownership culture that rewards performance by our named executive officers through the use of equity incentives. Our equity incentive plan has been established to provide our employees, including our named executive officers, with incentives to help align those employees’ interests with the interests of our stockholders.

When making equity-award decisions, the Compensation Committee considers market data, the grant size, the forms of long-term equity compensation available to it under our existing plans and the status of previously granted awards. The amount of equity incentive compensation granted reflects the executives’ expected contributions to our future success. Existing ownership levels are not a factor in award determination, as the Compensation Committee does not want to discourage executives from holding significant amounts of our stock.

Future equity awards that we make to our named executive officers will be driven by our sustained performance over time, our named executive officers’ ability to impact our results that drive stockholder value, their level of responsibility, their potential to fill roles of increasing responsibility, and competitive equity award levels for similar positions in comparable companies. Equity forms a key part of the overall compensation for each executive officer and is evaluated each year as part of the annual performance review process and incentive payout calculation.

The amounts awarded to the named executive officers are based on the Compensation Committee’s subjective determination of what is appropriate to incentivize the executives. Generally, the grants to named executive officers vest over: (i) a four-year period with 25% vesting on each anniversary of the grant date, or (ii) a four-year period with 1/4 th of the shares vesting on the first anniversary of the Vesting Commencement Date, and 1/48 th of the shares vesting following each one-month period. All equity awards to our employees, including named executive officers, and to directors, have been granted and reflected in our financial statements, based upon the applicable accounting guidance, with the exercise price equal to the fair market value on the grant date based on the valuation determined by our Board.

Employment Agreements

We are a party to employment agreements with each of Dr. Ji, Mr. Uy, Dr. Miao and Dr. Royal, which agreements are substantially the same other than differences in base salary and target annual bonus percentages. The employment agreements for Dr. Ji, Mr. Uy, Dr. Miao and Dr. Royal provide for an annual base salary of no less than $425,000, $291,300, $250,000, and $400,000, respectively. Additionally the target annual bonuses are set at 55% of his annual salary for Dr. Ji and 35% for Mr. Uy and Dr. Royal. Dr. Miao will receive a supplemental annual guaranteed cash bonus of $450,000 on December 31 of each of the years ending 2013, 2014, 2015 and 2016. In addition, Dr. Miao, Dr. Royal and Mr. Uy shall be eligible for an annual bonus payable under the annual incentive program to be based on the achievement of individual and Company performance goals to be determined in good faith by the Board or an authorized committee of the Board.

We have the right to terminate an executive officers’ employment at any time with or without “cause” or upon such officers’ death or disability, each as defined in the employment agreement. The executive officer may resign with or without “good reason”, as defined in the employment agreement, upon 30 days written notice. Under such circumstances, the executive officer will be entitled to receive any accrued but unpaid base salary as of the date of termination or resignation, any expenses owed to him and any amount accrued and arising from his participation in, or vested benefits accrued under, any employee benefit plans, programs or arrangements. The employment agreements also include provisions regarding severance. If the executive officer is terminated without cause or resigns for good reason, he will also be entitled to 12 months of his then-applicable base salary paid in a lump sum and 12 months of health care benefits continuation at our expense. If we terminate the executive officer for cause or he resigns without good reason, he shall not be entitled to further compensation. He shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.

Severance Agreement with Richard Vincent

On January 26, 2015, we entered into a severance agreement and mutual release with Mr. Vincent pursuant to which Mr. Vincent’s employment terminated on January 31, 2015. We agreed to pay Mr. Vincent an aggregate of $365,240 in 22 equal installments and agreed to immediately vest 200,021 stock options held by Mr. Vincent which are exercisable until December 31, 2015. Each of us agreed to a mutual general release of the other.

Non-Employee Director Compensation

The following table summarizes the total compensation paid to or earned by each of our directors who served during all or a portion of the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Jaisim Shah	89,333	81,500	170,833
Dr. Kim Janda	79,800	107,650	187,450
Dr. David Webb(2)	64,789	—	64,789
Scott Salka(3)	91,187	66,900	158,087
Cam Gallagher(4)	130,841	66,900	197,741
Dr. Ernst-Guenter Afting(5)	51,875	—	51,875
William Marth(6)	95,843	401,570	497,413
Mark Durand(7)	52,244	158,850	211,094
Douglas Ebersole(8)	23,185	86,310	109,495

(1)	These amounts represent the aggregate grant date fair value of awards for grants of options to each listed director for the fiscal year ended December 31, 2014, computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the directors during the fiscal year ended December 31, 2014. The value as of the grant date for stock options is recognized over the number of months of service required for the stock option to vest in full. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 9 to the Consolidated Financial Statements included in this Annual Report on Form 10-K. As of December 31, 2014, our non-employee directors held the following number of options: Mr. Shah – 165,000; Dr. Janda – 69,400; Mr. Marth – 75,000; Mr. Durand – 25,000; and Mr. Ebersole – 25,000.
(2)	Dr. Webb resigned as a Director on January 8, 2014.
(3)	Mr. Salka resigned as a Director on March 7, 2014.
(4)	Mr. Gallagher resigned as a Director on August 6, 2014.
(5)	Dr. Afting resigned as a Director on January 30, 2014.
(6)	Mr. Marth was appointed as Chairman on January 7, 2014.
(7)	Mr. Durand was appointed as a Director on March 7, 2014 and resigned on April 29, 2015 to become Executive Vice President and Chief Financial Officer.
(8)	Mr. Ebersole was appointed as a Director on August 6, 2014.

Effective April 13, 2015, each non-executive director is entitled to receive a $45,000 (or $90,000 in the case of our chairman) annual cash retainer. Further, the chairman of each of our audit, compensation and nomination and corporate governance committees receives an additional annual cash retainer of $20,000, $20,000 and $10,000, respectively. Other members of our audit, compensation and nomination and corporate governance committees receive an additional annual cash retainer of $8,000, $8,000 and $5,000, respectively. New directors will receive a one-time initial grant of a stock option to purchase 25,000 shares of common stock upon joining the board of directors, with all of the options vesting upon the one year anniversary of the date of grant. In addition, each non-executive director receives an annual grant of a stock option to purchase 25,000 shares of common stock, which vests monthly over a period of 12 months from date of grant, subject to continued service through the vesting dates. Further, the chairman of each of our audit, compensation and nomination and corporate governance committees receives an additional stock option grant of 6,000, 6,000 and 3,000, respectively. Other members of our audit, compensation and nomination and corporate governance committees receive an stock option grant of 3,000, 3,000 and 2,000, respectively. Additionally, we reimburse each outside director for reasonable travel expenses related to such director’s attendance at Board and committee meetings.

Other Compensation

We intend to provide benefits and perquisites for our named executive officers at levels comparable to those provided to other executive officers in our industry. Our Board or any applicable committee thereof, in its discretion, may revise, amend or add to the benefits and perquisites of any named executive officer as it deems it advisable and in the best interest of the Company and our stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Transactions

The following is a description of transactions or series of transactions since January 1, 2014, or any currently proposed transaction, to which we have been a party, in which the amount involved in the transaction or series of transactions exceeds the lesser of $120,000 or one percent of the average of our total assets as of December 31, 2014 and December 31, 2013, and in which any of our directors, executive officers or persons who we know held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Employment and Consulting Agreements” above.

Joint Venture Agreement

In December, 2014, we entered into an agreement with NantBioCell, LLC, or NantBioCell, a wholly owned subsidiary of Nantworks, a private company owned by Dr. Patrick Soon-Shiong. Under the terms of the agreement, we and NantBioCell intend to establish a new joint venture called Immunotherapy NANTibody, LLC, or JV, as an independent biotechnology company with $20.0 million initial joint funding expected mid-2015, $12.0 million from NantBioCell and $8.0 from us representing a at 60:40 ownership between NantBioCell and us, respectively. The JV will focus on accelerating the development of multiple immuno-oncology monoclonal antibodies (mAbs) for the treatment of cancer, including but not limited to anti-PD-1, anti-PD-L1, anti-CTLA4 mAbs, and other immune-check point antibodies as well as antibody drug conjugates (ADCs) and bispecific antibodies. In connection with this agreement we entered into a securities purchase agreement with Cambridge Equities, LP, or Cambridge, a limited partnership owned by Dr. Soon-Shiong, pursuant to which we agreed to issue and sell to Cambridge a 19.9% equity stake or an aggregate of 7,188,062 shares of our common stock at a price of $5.80 per share for an aggregate purchase price of $41.7 million. In connection with the purchase agreement, Cambridge received a warrant to purchase 1,724,138 shares of our common stock. The warrant is exercisable for a period of three years from the date of issuance at an initial exercise price of $5.80 per share and is subject to customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like.

Indemnification Agreements with Directors and Executive Officers

We have entered into indemnity agreements with certain directors, officers and other key employees of ours under which we agreed to indemnify those individuals under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines, settlements and any other amounts they may be required to pay in actions, suits or proceedings which they are or may be made a party or threatened to be made a party by reason of their position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our bylaws. We also have an insurance policy covering our directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise. We believe that these provisions and insurance coverage are necessary to attract and retain qualified directors, officers and other key employees.

Review, Approval or Ratification of Transactions with Related Persons

The Board conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. The Board has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, the Board has followed the following standards: (i) all related party transactions must be fair and reasonable and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by the Board and (ii) all related party transactions should be authorized, approved or ratified by the affirmative vote of a majority of the directors who have no interest, either directly or indirectly, in any such related party transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes of ownership of common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2014, no officer, director or greater than ten percent beneficial owner was delinquent with their Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

The Board will consider proposals and director candidates recommended by our stockholders of record. The Board does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether a candidate was recommended by a stockholder of record or not. Stockholders of record who wish to make a proposal or recommend individuals for consideration by the Board to become nominees for election to the Board at an annual meeting of stockholders must do so by delivering a written proposal or recommendation to the Board, c/o Sorrento Therapeutics, Inc., 6042 Cornerstone Ct. West, Suite B, San Diego, California 92121, Attn: Corporate Secretary, no later than the close of business on the 45th day nor earlier than the 75th day prior to the anniversary date of the initial mailing of our proxy statement for our preceding year’s annual meeting of stockholders. However, if the meeting date is more than 30 days before or after the one year anniversary of the preceding year’s annual meeting of stockholders, written proposals and recommendations must be received by the Secretary at the principal executive offices by not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement (as defined in our bylaws) of the date of such meeting is first made.

Each written recommendation must set forth, among other information:

•	the name and address of the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•

the class, series and number of our shares, and any of our convertible securities, that are beneficially owned by the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•

any proxy, contract, arrangement, understanding or relationship pursuant to which the stockholder of record and any beneficial owner on whose behalf the nomination is being made has the right to vote any of our voting securities;

•	any “short” interest in our securities held by the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•	the proposed director candidate’s name, age, business address and residential address;

•

complete biographical information for the proposed director candidate, including the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;

•	the class and number of our shares that are beneficially owned by the proposed director candidate as of the date of the written recommendation; and

•

any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A promulgated under the Exchange Act.

Director candidate nominations from stockholders must be provided in writing and must include the written consent of each proposed nominee to serve as director if so elected.

Stockholder business proposals must include a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made.

If a business proposal or proposed director candidate is recommended by a security holder in accordance with the procedural requirements discussed above, the Corporate Secretary will provide the foregoing information to the Board.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2014 will be mailed to stockholders of record on or about April 28, 2015. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Sorrento Therapeutics, Inc., 6042 Cornerstone Ct. West, Suite B, San Diego, California 92121, Attention: George K. Ng, Corporate Secretary.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

/s/ Henry Ji, Ph.D.

Henry Ji, Ph.D.
President, Chief Executive Officer and Director

San Diego, California

May 4, 2015

SORRENTO THERAPEUTICS, INC.

6042 Cornerstone Ct. West, Suite B

San Diego, California 92121

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS – June 4, 2015

The undersigned hereby appoints Henry Ji, Ph. D. and George K. Ng, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting (the “Annual Meeting”) of Stockholders of Sorrento Therapeutics, Inc. (the “Company”) to be held on June 4, 2015, and at any adjournments thereof, and to vote thereat all shares of common stock of the Company held of record by the undersigned at the close of business on April 13, 2015 in accordance with the instructions set forth on this proxy card and, in their discretion, to vote such shares on any other business as may properly come before the Annual Meeting and on matters incident to the conduct of the Annual Meeting. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE

ENCLOSED ENVELOPE

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PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS

1.	Election of six directors.
NOMINEES:

(1) Henry Ji, Ph.D.	☐ FOR ALL NOMINEES
(2) William Marth	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
(3) Kim D. Janda, Ph.D.	☐ FOR ALL EXCEPT
(4) Douglas Ebersole (5) Jaisim Shah (6) David H. Deming	INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and, in the list to the left, strike a line through the name of the nominee for whom you wish to withhold your vote.

2.	To ratify the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To consider and vote upon, on an advisory basis, whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended, should occur every one, two or three years.

☐ ONE	☐ TWO	☐ THREE	☐ ABSTAIN

5.	In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THIS PROXY WILL BE VOTED: IN FAVOR OF ELECTING THE SIX NOMINEES TO THE BOARD OF DIRECTORS; IN FAVOR OF THE APPOINTMENT OF MAYER HOFFMAN MCCANN P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015; IN FAVOR OF THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS; IN FAVOR OF VOTING EVERY THREE YEARS REGARDING THE FREQUENCY OF THE STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS; AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS THE PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the June 4, 2015 meeting.

Signature of Stockholder                                                                                                                                 Date:

Signature of Stockholder                                                                                                                                 Date:

NOTE: Please sign exactly as your name or names appear hereon. When shares are held by joint owners, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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